EXHIBIT 99.03

Shire Pharmaceuticals Group plc Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

PRODUCT DEVELOPMENT UPDATE SESSION – May 10th

Basingstoke, UK and Philadelphia, US – April 15, 2005 – Shire Pharmaceuticals Group plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ) will host a product development update teleconference on Tuesday, May 10, 2005 beginning at 14:00 BST/09:00 EST.

Live conference call:
Eliseo Salinas, Chief Scientific Officer and Greg Flexter, Executive Vice President and General Manager, North America, will host the call. The presentation will focus on three key Shire development candidates: MTS (ADHD), SPD503 (ADHD) and SPD476 (ulcerative colitis).

Please RSVP via:
Souheil Salah ssalah@uk.shire.com (T: +44 (0)1256 894 160)
Heidi Wunder hwunder@us.shire.com (T: +1 484 595 8709)

The details of the live conference call are as follows:

UK dial in	+44 (0) 1452 568 061
US / Canada dial in	+1 866 224 2972
Password	Shire

Live Webcast:
The call will also be available live over the Internet via audio webcast, accessible through www.shire.com in the Investor Relations section. A slide presentation to accompany the call will also be available on the Shire website.

Replay:
A replay of the presentation will be available for two week. Details are as follows:

UK dial in	+44 0845 245 5205
US dial in	+1 8662474222
Stnd Int Dial In Number	+44 (0) 1452 550 000
Pin code	5617240#
Webcast Replay	www.shire.com, in the investor relations section

If you have any problems accessing this, please contact: Souheil Salah on: +44 (0) 1256 894160 or Heidi Wunder on: +1 484 595 8709

Registered in England 2883758 Registered Office as above

For further information please contact:

Investor Relations	Souheil Salah (Rest of the World)	+44 1256 894 160
	Heidi Wunder (North America)	+1 484 595 8252

Notes to editors

Shire Pharmaceuticals Group plc

Shire Pharmaceuticals Group plc (Shire) is a global specialty pharmaceutical company with a strategic focus on meeting the needs of the specialist physician and currently focuses on developing projects and marketing products in the areas of central nervous system (CNS), gastrointestinal (GI), and renal diseases. Shire has operations in the world’s key pharmaceutical markets (US, Canada, UK, France, Italy, Spain and Germany) as well as a specialist drug delivery unit in the US.

For further information on Shire, please visit the Company’s website: www.shire.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire's results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization, the impact of competitive products, including, but not limited to, the impact of those on Shire's Attention Deficit & Hyperactivity Disorder (ADHD) franchise, patents, including but not limited to, legal challenges relating to Shire's ADHD franchise, government regulation and approval, including but not limited to Health Canada's suspension of ADDERALL XR sales in Canada and the expected product approval dates of METHYPATCH® (MTS) (ADHD), SPD503 (ADHD), SPD465 (ADHD), SPD476 (ulcerative colitis), SPD 480 (ulcerative colitis) and NRP104 (ADHD), including its scheduling classification by the Drug Enforcement Agency in the United States, Shire's ability to secure new products for development and other risks and uncertainties detailed from time to time in Shire's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2004